Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES

REDEMPTION OF TRUST PREFERRED SECURITIES

(Columbus, IN, June 23, 2006) Irwin Financial Corporation (NYSE: IFC), a bank holding company (the "Corporation"), announced that IFC Capital Trust IV (the "Trust"), a subsidiary of the Corporation, will redeem on July 25, 2006 (the "Redemption Date") all $15,000,000 of its 10.25% Trust Preferred Securities (the "Trust Preferred Securities"). The Trust Preferred Securities have been called for redemption at a redemption price equal to $1,076.875 per Trust Preferred Security, representing an amount equal to 107.6875% of the principal amount of such Trust Preferred Security, plus accrued but unpaid dividends up to, but not including, the Redemption Date of July 25, 2006. All dividends accruing on the Trust Preferred Securities will cease to accrue on and after the Redemption Date. The total amount of the redemption of the Trust Preferred Securities, including accrued but unpaid dividends, will be $16,921,875.00. The Trustee has notified the holders of the redemption.

The Trust is taking such action in connection with the concurrent redemption by the Corporation of all $15,000,000 of its 10.25% Junior Subordinated Debt Securities due July 25, 2031 (the "Debentures") which are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date at a redemption price of 107.6875% plus interest accrued on the Debentures up to, but not including, the Redemption Date.

As a result of this redemption, the Corporation expects to incur approximately $1.5 million of expense in July 2006 reflecting the write-off of unamortized debt issuance costs and the call premium.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business, provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements in this press release in connection with the redemption of the Trust Securities, including estimated expenses and any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: difficulties in obtaining funding as needed; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

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